EXHIBIT 99.3

EXCO Resources, Inc.

Pro forma financial information and footnotes

Year ended December 31, 2006 and three months ended March 31, 2007

EXCO Resources, Inc. (EXCO), a Texas corporation, is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore properties located in the continental United States.  Our operations are focused in key North American oil and natural gas areas including East Texas/North Louisiana, Appalachia, Mid-Continent and the Permian Basin.

Unless the context requires otherwise, references to “we”, “us”, and “our” are to EXCO.

On March 28, 2007, EXCO entered into a Preferred Stock Purchase Agreement with a group of private investors pursuant to which EXCO issued and sold to the investors an aggregate of (a) $390.0 million of shares (in various series) of EXCO’s 7.0% Cumulative Convertible Perpetual Preferred Stock and (b) $1.61 billion of shares (in various series) of EXCO’s Hybrid Preferred Stock, which carries an initial annual dividend rate of 11.0%.  The rights and terms of the preferred stock series are discussed below.

Following the sale of the $2.0 billion in preferred stock, EXCO made a $1.75 billion capital contribution to EXCO Partners Operating Partnership, LP, or EPOP, an indirect wholly-owned subsidiary, in the form of cash of $1.67 billion and an acquisition deposit of $80.0 million, paid by EXCO in December 2006 to acquire assets in the Vernon and Ansley fields in North Louisiana.

On March 30, 2007, EPOP completed the acquisition of oil and natural gas properties, acreage and other assets in the Vernon and Ansley fields in North Louisiana, or the Vernon Acquisition, from Anadarko Petroleum Corporation and Anadarko Gas Gathering Company (together Anadarko) for a net purchase price of approximately $1.5 billion in cash, subject to post closing purchase price adjustments.    Net proceeds from the sale of the preferred stock and additional borrowings were also used to retire and/or pay down certain long-term debt of EXCO and EPOP.

Significant transactions affecting pro forma financial information

Other significant transactions occurred during the years ended December 31, 2005 and 2006 and the three months ended March 31, 2007, which impact the amounts in the accompanying pro forma financial information.  These significant transactions, which are discussed in more detail in the following paragraphs, include:

•                the Equity Buyout;

•                the Initial public offering;

•                the TXOK acquisition;

•                the Winchester acquisition;

•                Debt incurred in connection with the acquisition of Winchester;

•                the Private placement of $2.0 billion in preferred stock;

•                the EPOP amended and restated credit agreement;

•                the Vernon Acquisition; and

•                the Extinguishment of certain debt of EXCO and EPOP.

Equity buyout

On October 3, 2005, EXCO Holdings II, or Holdings II, an entity formed by our management, purchased 100% of the outstanding equity securities of EXCO Holdings Inc., or Holdings, the privately held parent of EXCO, prior to the initial public offering, or IPO, of EXCO common stock, in an equity buyout, or Equity Buyout, for an aggregate price of approximately $699.3 million, resulting in a change of control and a new basis of accounting. To fund the Equity Buyout, Holdings II raised $350.0 million in interim debt financing, or interim bank loan, from a group of lenders and $183.1 million of equity financing from new institutional and other investors as well as stockholders of Holdings. In addition, current management and other stockholders of Holdings exchanged $166.9 million of their Holdings common stock for Holdings II common stock. Holdings’ majority stockholder sold all of its EXCO Holdings common stock for cash. Promptly following the completion of the Equity Buyout, Holdings II merged with and into EXCO Holdings. As a result of the merger, each outstanding share of Holdings II common stock was cancelled and exchanged for one share of EXCO Holdings common stock and all shares of EXCO Holdings common stock held by Holdings II were cancelled.

Initial public offering

On February 14, 2006, we closed our IPO and subsequently issued 53.6 million shares of our common stock, including shares subsequently issued pursuant to an exercise by the underwriters of their over-allotment option, for net proceeds of $662.1 million.  Proceeds from the IPO were used to redeem preferred stock of TXOK Acquisition, Inc., or TXOK (see “TXOK acquisition” below), retire EXCO’s interim bank loan, retire TXOK debt and to pay fees and expenses incurred in connection with the IPO.

Concurrently with the closing of the IPO, EXCO Holdings merged with and into EXCO and the shares of stock and stock options of EXCO Holdings were automatically converted into an equal number of like securities of EXCO. As a result, EXCO became the surviving company.

TXOK acquisition

Concurrent with the consummation of the IPO, we advanced $158.8 million to TXOK to redeem the preferred stock of TXOK and issued an additional 388,889 shares of our common stock, valued at $4.7 million, as a redemption premium.   The redemption of this preferred stock completed the acquisition of TXOK and TXOK became our wholly-owned subsidiary effective February 14, 2006.  The total acquisition cost of TXOK was $665.1 million, including assumed debt and accrued interest totaling $512.5 million and other net liabilities of $10.9 million.

Allocation of the $665.1 million purchase price included approximately $549.9 million to oil and natural gas properties, $20.1 million to gathering and other fixed assets, $64.9 million to goodwill, $26.7 million to deferred income tax assets and $3.5 million to net working capital and other assets and liabilities.

Prior to our redemption of TXOK’s preferred stock, we held an 11.0% economic interest in TXOK and used the equity method of accounting for that investment until the merger.

Winchester acquisition

On October 2, 2006, Winchester Acquisition, LLC, a wholly-owned subsidiary of EXCO, completed the acquisition of Winchester Energy Company, Ltd. and its subsidiaries, or Winchester, for approximately $1.1 billion in cash after closing purchase price adjustments.

The Winchester acquisition significantly increased our asset base in the East Texas/North Louisiana producing area and is consistent with our strategy to acquire and exploit properties which have significant development potential, primarily for natural gas.  The East Texas/North Louisiana properties included approximately 734 drilling locations, one-third of which are proved and 114,000 net undeveloped leasehold acres, of which approximately two-thirds are held by production.  Other assets purchased included 385 miles of gathering and pipeline operations, which we expect will assist in the expansion of EXCO’s gas gathering operations.

 The assessment of the fair value of oil and natural gas properties were based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories. The assessment of fair value for the gathering and pipeline facilities was based on capitalization of current levels of cash flows generated by the assets.  Other assets and liabilities were recorded at their historical book values which EXCO management believes represent the best current estimate of fair value.

Allocation of the $1.1 billion purchase price includes approximately $738.0 million to oil and natural gas properties, $151.1 million to gathering systems, pipelines and related facilities, $163.9 million to goodwill and $42.0 million to net working capital and other assets and liabilities.

Concurrent with the closing of the Winchester acquisition, EXCO formed EXCO Partners, LP, or EXCO Partners, and contributed its East Texas oil and natural gas properties, related pipeline and gathering systems, compressors and other production related equipment and contracts, or the EXCO Legacy Assets, along with Winchester, to EXCO Partners in exchange for a payment of $150.0 million cash and additional equity interests in EXCO Partners.

Debt incurred in connection with the Winchester acquisition

In connection with the Winchester acquisition, EPOP entered into two credit facilities on October 2, 2006; a Revolving Credit Facility with a borrowing base of $750.0 million and a Senior Term Facility with a borrowing base of $650.0 million. Aggregate borrowings under the two facilities in October 2006 totaling $1.3 billion were used to close the Winchester acquisition ($1.1 billion) and to pay EXCO $150.0 million as consideration for the contribution of the EXCO Legacy Assets to EPOP.

The EPOP Senior Term Loan was retired in full and the EPOP Revolving Credit Facility was replaced with a new Amended and Restated Credit Agreement on March 30, 2007 in connection with a $1.75 billion capital contribution from EXCO and the consummation of the Vernon Acquisition.  See “Private placement of $2.0 billion in preferred stock”, “EPOP amended and restated credit agreement” and “Extinguishment of certain debt of EXCO and EPOP” below.

Private placement of $2.0 billion in preferred stock

In contemplation of the Vernon Acquisition, EXCO entered into a Preferred Stock Purchase Agreement, or the Stock Purchase Agreement, pursuant to which it issued and sold an aggregate of (a) 39,008 shares of EXCO 7.0% Cumulative Convertible Perpetual Preferred Stock, or the 7.0% Preferred Stock, in multiple series, at $10,000 per share for total gross proceeds of $390.0 million and (b) 160,992 shares of EXCO Hybrid Preferred Stock, or the Hybrid Preferred Stock, in multiple series, at $10,000 per share for total gross proceeds of $1.61 billion.  The shares of the 7.0% Preferred Stock are convertible into shares of EXCO common stock.  The Hybrid Preferred Stock is not initially convertible into EXCO common stock.  However, upon receipt of shareholder approval described below, the terms of the Hybrid Preferred Stock will transform into the same terms as the 7.0% Preferred Stock.  The Stock Purchase Agreement includes representations, warranties, covenants and indemnities customary for a transaction of this type.  EXCO has covenanted to obtain the approval of its shareholders related to (i) the designations, preferences, limitations and rights set forth in Annex III of the Hybrid Preferred Stock Statements of Designation, including the convertibility of the Hybrid Preferred Stock into EXCO common stock, (ii) the issuance of all of the shares of common stock issuable upon conversion of the Hybrid Preferred Stock, and (iii) removal of the restrictions on adjustments of the conversion price of the 7.0% Preferred Stock, each in accordance with rules of the New York Stock Exchange, or NYSE.  EXCO plans to hold a shareholders’ meeting to vote on these and other proposals in September 2007.  Aggregate advisory fees and other issue costs incurred in connection with the preferred stock issuance and sales were approximately $7.6 million.

7.0% Preferred Stock

The significant rights and preferences of the 7.0% Preferred Stock are as follows:

•               Cash dividends accrue at a rate of 7.0% per annum prior to March 30, 2013 and at a rate of 9.0% per annum thereafter;

•               Under certain circumstances, EXCO may, prior to March 30, 2013, pay the dividend by adding such dividend at a 9.0% rate to the liquidation preference of the 7.0% Preferred Stock;

•               The liquidation preference for each share of 7.0% Preferred Stock is $10,000;

•               The 7.0% Preferred Stock can be converted at any time into EXCO common stock at a price of $19.00 per share, or approximately 526.3 common shares per preferred share, as such price may be adjusted in accordance with the terms;

•                 Under certain circumstances, EXCO may force conversion of the 7.0% Preferred Stock into common stock (where EXCO’s common stock price exceeds specified target prices for 20 days within a 30 consecutive day period);

•                 7.0% Preferred Stock holders may vote their shares with the holders of common stock, on an as-converted basis, on all matters submitted to the shareholders of EXCO, except for the election of common stock directors;

•                 Holders of the 7.0% Preferred Stock, along with holders of the Hybrid Preferred Stock (after obtaining NYSE shareholder approval), voting together as a class, have the right to elect up to four preferred stock directors;

•                 In the event of a “change in control”, as defined in the Statements of Designation, the 7.0% Preferred Stock holders may require EXCO to repurchase their preferred shares for the liquidation preference value plus accumulated dividends;

•                 Holders of the 7.0% Preferred Stock were granted a right of first offer with respect to any subsequent issuances of shares by EXCO of common stock at a price less than the then effective conversion price for the 7.0% Preferred Stock; and

•               EXCO is required, pursuant to a Registration Rights Agreement dated March 28, 2007 with the 7.0% Preferred Stock investors, to file with the Securities and Exchange Commission (SEC), not later than September 26, 2007, a registration statement to register the offer and sale of the EXCO common shares that would be issuable upon the conversion of the 7.0% Preferred Stock, and use its best efforts to have such registration statement declared effective by March 24, 2008.  In addition, if any shares of the 7.0% Preferred Stock are outstanding on March 30, 2011, EXCO would be required to file a registration statement with the SEC to register such shares no later than June 28, 2011.

Hybrid Preferred Stock

The Hybrid Preferred Stock is not currently convertible into EXCO common stock.  If the NYSE shareholder approval discussed above is obtained, then the Hybrid Preferred Stock will transform in the same designations, rights and preferences as the 7.0% Preferred Stock, including the dividend rights and right to convert into EXCO common stock.  Prior to obtaining the NYSE shareholder approval, the Hybrid Preferred Stock will carry a dividend rate of 11.0% per annum, payable in cash.  If NYSE shareholder approval has not been obtained by September 26, 2007, the annual dividend rate will increase by 0.5% per quarter (up to a maximum of 18.0%) until such NYSE shareholder approval has been obtained.  Other significant terms of the Hybrid Preferred Stock include:

•               The liquidation preference for each share of the Hybrid Preferred Stock is $10,000;

•               Prior to the earlier of September 26, 2007 or NYSE shareholder approval, the Hybrid Preferred Stock can only be redeemed with the consent of the holders, at a redemption price of 100% of the liquidation preference, plus accrued interest;

•               EXCO may redeem the Hybrid Preferred Stock (a) at any time after September 26, 2007 and prior to NYSE shareholder approval, and (b)  must be redeemed following the maturity of EXCO’s 7 1/4% senior notes due 2011, for 125.0% of the liquidation preference, plus accrued interest;

•               In the event of a “change in control”, as defined in the Statements of Designation, the Hybrid Preferred Stock holders may require EXCO to repurchase their preferred shares for 101% of the liquidation preference, plus accrued dividends;

•               In the event of certain defaults, holders of the Hybrid Preferred Stock, along with holders of the 7.0% Preferred Stock voting together as a class, have the right to elect up to four default directors;

•               The Hybrid Preferred Stock rights and preferences contains covenants restricting the incurrence by EXCO of additional indebtedness and require the repurchase of shares following certain asset dispositions prior to obtaining NYSE shareholder approval; and

•               In the event that there are still any shares of the Hybrid Preferred Stock outstanding on September 26, 2007, EXCO is required, pursuant to a Registration Rights Agreement dated March 28, 2007 with the Hybrid Preferred Stock investors, to file with the Securities and Exchange Commission (SEC), not later than December 24, 2007, a registration statement to register the offer and sale of the EXCO Hybrid Preferred shares, and will use its best efforts to have such registration statement declared effective no later than March 24, 2008.   In addition, EXCO will use its best efforts to have such EXCO Hybrid Preferred Stock listed on the NYSE.

The net proceeds from the sale of the 7.0% Preferred Stock and the Hybrid Preferred Stock, along with proceeds from the EPOP Amended and Restated Credit Agreement, were used to close the Vernon Acquisition, pay off the EPOP Senior Term Note and a portion of the EPOP Revolver, and pay down a portion of the EXCO revolver.

EPOP amended and restated credit agreement

On March 30, 2007, EPOP entered into the Amended and Restated Credit Agreement, or the EPOP Credit Agreement, and certain subsidiaries of EPOP (as guarantors) with a group of lenders led by JP Morgan Chase, N.A.  The material changes in the EPOP Credit Agreement include an increase in the borrowing base from $750.0 million to $1.3 billion, primarily to reflect the oil and natural gas properties acquired in the Vernon Acquisition.  The initial interest rate under the EPOP Credit Agreement is LIBOR plus 150 basis points, with a maximum rate of LIBOR plus 175 basis points and an undrawn commitment fee ranging from 25 to 37.5 basis points, depending on the borrowing base usage.

The EPOP Credit Agreement is secured by a first priority lien on the oil and natural gas assets of EPOP, including 100% of the equity of EPOP’s subsidiaries, and is guaranteed by all existing and future subsidiaries.  Financial covenants governing the EPOP Credit Agreement include maximum total leverage, minimum interest coverage and a minimum current ratio.  The EPOP Credit Agreement contains representations, warranties, covenants, events of default, and indemnities customary for agreements of this type.  The EPOP Credit Agreement matures on March 30, 2012.  EPOP has agreed to maintain derivative financial instruments covering no more than 80% of its forecasted production from total proved reserves for two years following March 30, 2007 and 70% for the third, fourth and fifth years thereafter.  The repayment obligation under this facility can be accelerated upon the occurrence of an event of default including the failure to pay principal or interest, a material inaccuracy of a representation or warranty, failure to observe or perform covenants, subject to certain cure periods, bankruptcy, judgments against EPOP or any subsidiary in excess of $5.0 million or a change of control (as defined) of EPOP.  The initial amount borrowed under this facility was $1.1 billion as of March 30, 2007.

Vernon Acquisition

On March 30, 2007, EPOP completed the acquisition of oil and natural gas properties, acreage and related assets in the Vernon and Ansley fields located in North Louisiana from Anadarko for approximately $1.5 billion in cash, net of preliminary closing adjustments.  In addition, EPOP assumed derivative financial instruments representing a significant portion of estimated production for 2007, 2008 and 2009 in these fields.

The Vernon Acquisition further expanded our asset base in the East Texas/North Louisiana area and significantly increased EPOP’s proved reserves and potential future cash flows.  The Vernon Acquisition includes proved reserves of approximately 446.0 Bcf equivalent (93.0% of which are proved developed) representing a significant increase in EPOP’s reserves in East Texas/North Louisiana.  The acquisition also included a gathering system and gas treatment systems in the Vernon field comprised of 180 miles of gathering lines and two treatment facilities.

The purchase price allocation for the Vernon Acquisition is based on preliminary assessment of the fair values of the assets acquired and liabilities assumed, and is tentative, pending results of final valuations of the assets acquired and liabilities assumed as of the acquisition date.  The preliminary assessment of the fair values of oil and natural gas properties were based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories.  The preliminary assessment of fair value for the gathering system and gas treatment facilities was based on capitalization of current levels of expected cash flows that would be generated by the assets based on third party gathering and treating rates.  These and other preliminary estimates are subject to change as additional information becomes available and is evaluated by EXCO management.

Preliminary allocation of the $1.5 billion purchase price includes approximately $1.4 billion to oil and natural gas properties, $117.0 million to gathering system and gas treatment facilities and assumed liabilities of $10.7 million for asset retirement obligations, $60.0 million related to the fair value of assumed derivative financial instruments related to future production and other net liabilities of $1.0 million.

Extinguishment of certain debt of EXCO and EPOP

EPOP borrowings of $1.1 billion under the EPOP Credit Agreement and a portion of the proceeds from the preferred stock after the Vernon Acquisition were used to (a) pay off the outstanding balance under EPOP’s Senior Term Credit Facility of $650.0 million plus accrued interest of $5.7 million at March 30, 2007 and a 2.0% prepayment premium of $13.0 million, (b) pay down a portion of the balance outstanding of EPOP’s Revolving Credit Facility of $673.5 million, plus accrued interest of $3.8 million at March 30, 2007 and (c) pay down $352.0 million, plus $0.5 million in accrued interest at March 30, 2007, of EXCO’s revolving credit agreement.

Pro forma statement of operations

The following unaudited condensed combined pro forma financial information presents statements of operations for the year ended December 31, 2006 and the three months ended March 31, 2007 and are based on the audited consolidated financial statements for EXCO for the year ended December 31, 2006, the audited statements of revenues and direct operating expenses of Winchester for the nine-month period ended September 30, 2006, the unaudited statements of operations of TXOK for the period from January 1, 2006 through February 14, 2006, the audited statement of revenues and direct operating expenses for the Vernon Acquisition for the year ended December 31, 2006, the unaudited consolidated statement of operations for EXCO for the three months ended March 31, 2007 and the unaudited statement of revenues and direct operating expenses for the Vernon Acquisition for the three months ended March 31, 2007. The pro forma financial information gives effect to the following events, as discussed above under “Significant transactions affecting pro forma financial information” as if each had occurred on January 1, 2006.

•                the Equity Buyout;

•                the Initial public offering;

•                the TXOK acquisition;

•                the Winchester acquisition;

•                Debt incurred in connection with the acquisition of Winchester;

•                the Private placement of $2.0 billion in preferred stock;

•                the EPOP amended and restated credit agreement;

•                the Vernon Acquisition; and

•                the Extinguishment of certain debt of EXCO and EPOP.

The unaudited pro forma financial information herein does not purport to be indicative of the results of operations that would have actually occurred had the above listed transactions occurred on January 1, 2006. However, management believes that the assumptions provide a reasonable basis for presenting the significant effect of these transactions and that the pro forma adjustments give appropriate effect to those assumptions and should be read in conjunction with EXCO’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 19, 2007, and the unaudited condensed consolidated financial statements of EXCO as of March 31, 2007 and the three-month period then ended, included in EXCO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 14, 2007, and the statements of revenues and direct operating expense for the Vernon Acquisition and accompanying notes thereto included in this Current Report on Form 8-K/A.

EXCO Resources, Inc.

Pro forma condensed combined statement of operations

for the year ended December 31, 2006

(unaudited)

	Historical				Pro forma adjustments
		TXOK	Winchester
		Acquisition, Inc.	Energy Company, Ltd.	Anadarko -
		pre-EXCO	(revenues and	Vernon/Ansley
		acquisition	direct operating	Fields Acquisition	Acquisition		Other
		period for	expenses)	(revenues and	related		pro forma
	EXCO	January 1, 2006 -	January 1, 2006 -	direct operating	pro forma		related
(in thousands, except per share)	Resources, Inc.	February 13, 2006 (a)	October 1, 2006	expenses)	adjustments		adjustments		Pro forma
Revenues and other income:
Oil and natural gas	$355,780	$17,652	$156,858	$487,102	$—		$—		$1,017,392
Gain on derivative financial instruments	198,664	23,612	—	—	—		—		222,276
Other income	5,005	251	—	—	—		—		5,256
Total revenues and other income	559,449	41,515	156,858	487,102	—		—		1,244,924
Costs and expenses:
Oil and natural gas production	68,874	3,179	32,200	52,392	—		—		156,645
Depreciation, depletion and amortization	135,722	6,613	—	—	237,293	(b)	—		379,628
Accretion of discount on asset retirement obligations	2,014	66	—	—	1,184	(c)	—		3,264
General and administrative	41,206	550	—	—	7,614	(d)	—		49,370
Interest	84,871	7,411	—	—	—		(8,732	)(f)	108,200
							93,855	(g)
							(7,312	)(h)
							(61,893	)(i)
Other (income) expense	(1,593)	—	—	—	1,593	(e)	—		—
Total costs and expenses	331,094	17,819	32,200	52,392	247,684		15,918		697,107
Income (loss) before income taxes	228,355	23,696	124,658	434,710	(247,684)		(15,918)		547,817
Income tax expense (benefit)	89,401	9,211	—	—	118,440		(6,049	)(j)	211,003
Income (loss) from operations	138,954	14,485	124,658	434,710	(366,124)		(9,869)		336,814
Dividends on preferred stock	—	—	—	—	—		(204,397	)(k)	(204,397)
Income (loss) attributable to common stock	$138,954	$14,485	$124,658	$434,710	$(366,124)		$(214,266)		$132,417

Basic net income per common share									$1.27
Diluted net income per common share									$1.25
Weighted average shares outstanding - basic									104,047
Weighted average shares outstanding - diluted									105,773

EXCO Resources, Inc.

Notes to pro forma condensed combined statement of operations for the year ended December 31, 2006

(unaudited)

(a)          EXCO acquired TXOK on February 14, 2006 by redeeming the TXOK preferred stock and assuming TXOK’s debt. Upon consummation of the IPO, EXCO advanced $158.8 million to TXOK to redeem its preferred stock. Upon redemption of the TXOK preferred stock, TXOK became a wholly-owned subsidiary of EXCO.

(b)         Reflects pro forma depreciation, depletion and amortization for year ended December 31, 2006 on a consolidated basis as if TXOK acquisition, the Winchester acquisition and the Vernon Acquisition had occurred on January 1, 2006 as set forth in the following table and based on a preliminary allocation of the purchase price of the Vernon Acquisition:

	EXCO	Vernon
(in thousands, except rate)	consolidated(1)	Acquisition	Pro forma
Proved oil and natural gas properties	$2,492,863	$1,386,643	$3,879,506
Less accumulated amortization	(142,591)	—	(142,591)
Estimated future development costs, net	1,010,704	89,086	1,099,790
Full cost amortization base	$3,360,976	$1,475,729	$4,836,705
Pro forma proved reserves - January 1, 2006 (Mmcfe)			1,849,935
Amortization rate per Mcfe			$2.6149

		TXOK	Winchester	Vernon	Pro forma
(in thousands, except rate)	EXCO(1)	acquisition	acquisition	Acquisition	combined

Pro forma production for the year ended December 31,2006	27,838	17,635	26,368	69,827	141,668
Amortization rate per Mcfe	$2.6149	$2.6149	$2.6149	$2.6149	$2.6149
Calculated amortization of full cost amortization base	72,794	46,114	68,950	182,590	370,448
Pro forma depreciation of gas gathering systems for pre-acquisition periods	—	—	4,500	4,680	9,180
Total pro forma depreciation, depletion and amortization	72,794	46,114	73,450	187,270	379,628
Less historical depletion of full cost amortization base	(72,346)	(53,581)	(16,408)	—	(142,335)
Pro forma adjustment of depreciation, depletion and amortization	$448	$(7,467)	$57,042	$187,270	$237,293

(1)   The column titled “EXCO consolidated” is per the December 31, 2006 Annual Report on Form 10-K. The pro forma column titled “EXCO” includes production for EXCO’s operations excluding the TXOK acquisition, Winchester acquisition and Vernon Acquisition.

(c)          Reflects pro forma adjustment for accretion of asset retirement obligation liability attributable to the Winchester acquisition and the Vernon Acquisition for the year ended December 31, 2006 based on estimated costs and reserve engineering estimates as of December 31, 2006.

(d)         Represents adjustment for incremental general and administrative expenses attributable to operation of the Winchester acquisition and the Vernon Acquisition as if these acquisitions had occurred on January 1, 2006, as the historical statements of revenues and direct operating expenses for these acquisitions do not include general and administrative expenses.  Pro forma incremental general and administrative expense attributable to the Winchester Acquisition for the year ended December 31, 2006 is based on historical amounts actually incurred for such period in connection with the operations of its oil and natural gas field operations and general and administrative costs specifically identifiable with such operations.

The pro forma incremental general and administrative expense attributable to the Vernon Acquisition is based on incremental personnel additions as a direct result of and dedicated to the operational activities of the Vernon Acquisition and estimated costs for additional office facilities and related costs required to support the Vernon Acquisition operations. The incremental costs also include additional executive and administrative incremental personnel specifically attributable to EXCO’s operation of the properties from these acquisitions.  Costs of potential additional personnel and incremental costs for outside professional fees and other third party costs, which cannot be readily determined at this time and which management believes are not material, have not been included in pro forma general and administrative costs.  Such pro forma amounts are not necessarily indicative of the total incremental general and administrative expenses which might be incurred in connection with the Winchester Acquisition and the Vernon Acquisition going forward.

(e)          Reflects elimination of EXCO’s equity in earnings of TXOK for the period from January 1, 2006 through February 13, 2006, at which date TXOK became a wholly owned subsidiary of EXCO.

(f)            Pro forma entry to reflect reduction in interest expense associated with interim bank loan, the TXOK credit facility and the TXOK term loan, all of which were retired in whole or part with proceeds from EXCO’s IPO.

(g)         Represents adjustment to historical interest expense to reflect interest expense on debt incurred by EXCO Partners in connection with the Winchester acquisition and the cash payment to EXCO in partial consideration for contribution of the Legacy Assets to EXCO Partners, based on current interest rates as set forth in the following table:

Nine months
ended
(in thousands, except rate)	Setpebmer 30, 2006
Interest expense resulting from the issuance of $650,000 in borrowings under the Senior Term Credit Agreement at an average rate of 11.322%	$55,807
Interest expense resulting from the issuance of $651,000 in borrowings under the Revolving Credit Agreement at an average rate of 7.073%	34,918
Amortization of discount, commitment fees and related deferred debt offering costs of $19,372 based on the respective terms of the credit facilities and current interest rates	3,130
Total pro forma interest expense adjustment	$93,855

(h)         Represents pro forma reduction in interest expense related to EXCO’s Revolving Credit Facility giving effect to application as of January 1, 2006 of $150 million cash received from EPOP in consideration of certain oil and gas assets transferred to EPOP.

(i)             Represents adjustment to historical interest expense to reflect (i) interest expense on the EPOP Credit Agreement dated March 30, 2007 with borrowings of $1.1 billion and (ii) reduction in interest expense related to partial pay off of the EXCO Revolving Credit facility and EPOP’s Senior Term Credit Facility with proceeds from borrowings under the EPOP Credit Agreement and proceeds from preferred stock issuance and amortization of deferred financing costs as set forth in the following table:

Year ended
(in thousands, except rate)	December 31, 2006
Pro forma interest expense for the 2006 year resulting in borrowings under the amended EPOP Credit Agreement dated March 30, 2007 in connection with the Vernon Acquisition at an average rate of 6.822%	$75,791
Amortization of aggregate commitment fees and related deferred debt offering costs of $15,211	3,092
Reduction in interest expense resulting from repayment of $339.0 million of EXCO’s Revolving Credit Facility utilizing proceeds from the preferred stock issuance	(15,296)
Pro forma reduction in interest expense for EPOP under previous debt agreements, including $31,625 actually incurred during the period from October 2, 2006 to December 31, 2006	(125,480)
Net pro forma interest expense adjustment	$(61,893)

(j)             Provision for taxes at a marginal tax rate of 38.0% attributable to pro forma adjustments.

(k)          Pro forma adjustment to reflect dividends for the year ended December 31, 2006 on the 7.0% Preferred Stock and the Hybrid Preferred Stock, which carries an initial dividend rate of 11.0% per annum and assuming that EXCO elects to pay dividends on the 7.0% Preferred Stock in cash at the 7.0% rate, as follows:

	Hybrid	7.0%	Total
	Preferred	Preferred	Preferred
(in thousands, except rate)	Stock	Stock	Stock
Preference value of preferred stock issued	$1,609,920	$390,080	$2,000,000
Applicable annual dividend rate	11.0%	7.0%
Pro forma dividends	$177,091	$27,306	$204,397

EXCO Resources, Inc.

Pro forma condensed combined statement of operations

for the three months ended March 31, 2007

(unaudited)

	Historical		Pro forma adjustments
		Anadarko -
		Vernon/Ansley
		Fields Acquisition	Acquisition		Other
		(revenues and	related		pro forma
	EXCO	direct operating	pro forma		related
(in thousands, except per share)	Resources, Inc.	expenses)	adjustments		adjustments		Pro forma
Revenues and other income:
Oil and natural gas	$117,811	$97,325	$—		$—		$215,136
Gain (loss) on derivative financial instruments	(96,019)	—	—		—		(96,019)
Other income	6,725	—	—		—		6,725
Total revenues and other income	28,517	97,325	—		—		125,842
Costs and expenses:
Oil and natural gas production	30,215	16,055	—		—		46,270
Depreciation, depletion and amortization	51,324	—	41,787	(l)	—		93,111
Accretion discount on asset retirement obligations	943	—	186	(m)	—		1,129
General and administrative	14,175	—	840	(n)	—		15,015
Interest	76,709	—	—		19,456	(o)	35,240
					(60,925	)(p)
Total costs and expenses	173,366	16,055	42,813		(41,469)		190,765
Income (loss) before income taxes	(144,849)	81,270	(42,813)		41,469		(64,923)
Income tax expense (benefit)	(57,152)	30,883	(16,882	)(q)	15,562	(q)	(27,589)
Income (loss) from operations	(87,697)	50,387	(25,931)		25,907		(37,334)
Dividends on preferred stock	(1,136)	—	—		(49,963	)(r)	(51,099)
Income (loss) attributable to common stock	$(88,833)	$50,387	$(25,931)		$(24,056)		$(88,433)

Basic net income per common share							$(0.85)
Diluted net income per common share							$(0.85)
Weighted average shares outstanding - basic							104,202
Weighted average shares outstanding - diluted							104,202

EXCO Resources, Inc.

Notes to pro forma condensed combined statement of operations for the three months ended March 31, 2007

(unaudited)

(l)             Reflects pro forma depreciation, depletion and amortization for three months ended March 31, 2007 on a consolidated basis as if the Vernon Acquisition had occurred on January 1, 2007 as set forth in the following table and based on a preliminary allocation of the purchase price of the Vernon Acquisition:

	EXCO	Vernon
(in thousands, except rate)	Resources, Inc.	Acquisition	Total
Proved oil and natural gas properties	$2,457,843	$1,386,643	$3,844,486
Less accumulated amortization	(142,591)	—	(142,591)
Proved properties, net	2,315,252	1,386,643	3,701,895
Estimated future development costs, net	916,615	89,086	1,005,701
Full cost amortization base	$3,231,867	$1,475,729	$4,707,596
Pro forma proved reserves - January 1, 2007 (Mmcfe)			1,697,161
Amortization rate per Mcfe			$2.7738

Pro forma production for the quarter ended March 31, 2007	17,312	14,639	31,951
Amortization rate per Mcfe	$2.7738	$2.7738	$2.7738
Calculated amortization of full cost amortization base	48,020	40,606	88,626
Pro forma depreciation of Vernon gas gathering system for period prior to acquisition by EXCO	—	1,170	1,170
Total pro forma depreciation, depletion and amortization	48,020	41,776	89,796
Less historical depletion of full cost amortization base	(48,009)	—	(48,009)
Pro forma adjustment of depreciation, depletion and amortization	$11	$41,776	$41,787

(m)      Reflects pro forma adjustment for accretion of asset retirement obligation liability attributable to the Vernon Acquisition for the three months ended March 31, 2007 based on estimated costs and reserve engineering estimates as of December 31, 2006.

(n)        Represents adjustment for incremental general and administrative expenses attributable to operation of the Vernon Acquisition as if the acquisition had occurred on January 1, 2006 as the historical statements of revenues and direct operating expenses for the Vernon Acquisition do not include general and administrative expenses.

The pro forma incremental general and administrative expense attributable to the Vernon Acquisition is based on incremental personnel additions as a direct result of and dedicated to the operational activities of the Vernon Acquisition and estimated costs for additional office facilities and related costs required to support the Vernon Acquisition operations. The incremental costs also include additional executive and administrative personnel specifically attributable to EXCO’s operation of the properties from these acquisitions.  Costs of potential additional personnel and incremental costs for outside professional fees and other third party costs, which cannot be readily determined at this time and which management believes are not material, have not been included in pro forma general and administrative costs.  Such pro forma amounts are not necessarily indicative of the total incremental general and administrative expenses which might be incurred in connection with the Vernon Acquisition going forward.

(o)        Represents pro forma adjustment to reflect interest expense of approximately $18.7 million attributable to the EPOP Credit Agreement dated March 30, 2007 on borrowings of $1.1 billion at an average interest rate of 6.820% and amortization of aggregate commitment and other deferred debt offering costs for the three months ended March 31, 2007 of approximately $0.8 million.

(p)        Represents pro forma adjustment to reduce interest expense incurred for the three month period ended March 31, 2007 related to the EPOP Senior Term Note, EPOP Revolver and EXCO Revolver which were paid in full or in part utilizing borrowing under the EPOP Credit Agreement and proceeds from the EXCO preferred stock sales as follows:

Three months
ended
(in thousands)	March 31, 2007
Elimination of actual interest expense for EPOP related to refinanced debt	$56,121
Elimination of EXCO interest expense related to revolver debt paid off with preferred stock proceeds	4,804
Net pro forma interest expense adjustment	$60,925

(q)        Provision for taxes at a marginal tax rate of 38.0% attributable to pro forma adjustments.

(r)           Pro forma adjustment to reflect dividends on the 7.0% Preferred Stock and the Hybrid Preferred Stock, which carries an initial dividend rate of 11% per annum and assuming that EXCO elects to pay dividends on the 7.0% Preferred Stock in cash at the 7.0% rate, as follows:

	Three months ended March 31, 2007
	Hybrid	7.0%	Total
	Preferred	Preferred	Preferred
(in thousands, except rate)	Stock	Stock	Stock
Preference value of preferred stock issued	$1,609,920	$390,080	$2,000,000
Applicable annual dividend rate	11.0%	7.0%
Total pro forma dividends	$44,273	$6,826	$51,099
Less accrued dividends			(1,136)
Total pro forma adjustments to preferred dividends			$49,963